SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement” or this “Agreement and General Release”) is entered into by Graham Miao (“Executive”) and Interpace Diagnostics Group, Inc. formerly known as PDI, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties” and both individually referred to in this Agreement as a “Party.”

1.    Termination of Employment. The Company terminated Executive’s employment with the Company for reasons other than death, “Total Disability”, or “Cause” (as such terms are defined in the Employment Separation Agreement dated October 20, 2014 between Executive and PDI, Inc. (“ES Agreement”)) on March 1, 2016 (the “Termination Date”). Executive and Company agree that Executive’s termination fell within the scope of Paragraph 2.a of the ES Agreement. Executive and the Company also agree that Executive’s termination is in accordance with Paragraph 1 of the ES Agreement. Irrespective of whether Executive signs this Agreement, (a) to the extent unpaid, Company shall pay Executive on or before March 29, 2016 for ten (10) unused PTO days and (b) Executive shall be entitled to retain possession of his laptop computer, monitor, cell phone and iPad.

2.    Consideration. In consideration for executing and not revoking this Agreement and General Release and in accordance with terms of the ES Agreement, the Company, to pay or provide Executive with the following:

i.
To pay Executive a severance in the total amount of four hundred and twenty thousand dollars ($420,000), in one lump sum representing twelve (12) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation) less applicable withholdings as required by law.

ii.
If Executive properly and timely elects to continue health and dental coverage under the Company’s plan in accordance with the continuation requirements of COBRA, the Company shall pay for the cost of the premiums for such coverages for Executive for up to a twelve (12) month period beginning on the Termination Date and ending on the earlier of (i) April 1, 2017; or (ii) the date on which Executive becomes eligible for other group health coverage in connection with new employment. Thereafter Executive shall be entitled to elect to continue COBRA coverage for the remainder of the COBRA period, at Executive’s own expense and as required by law.

Executive understands and agrees that he is not entitled to any severance money or benefits, other than those offered in accordance with the terms of the ES Agreement and this Agreement.

Subject to Section 3 below and/or as otherwise provided by this Agreement, the Severance Payment and other benefits offered pursuant to this section will only be paid or provided if this Agreement becomes effective and within 60 days of the Termination Date.  The Severance payment and the COBRA benefit will commence when the Agreement becomes effective. Notwithstanding the foregoing, if the 60 day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payment shall be made no earlier than the first day of such later calendar year.
3.    Delay of Payment to Comply with Code Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment. The 6-month payment delay requirement of this Section 3 shall apply only to the extent that the payments under this Section 3 are subject to Code Section 409A.
4.    409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  Subject to the provisions in this Section, the Severance Payments pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” which occurs on or after the date of Executive’s termination of employment.   It is intended that each installment of the severance payments and benefits provided under this Agreement, if any, shall be treated as a separate “payment” for purposes of Section 409A.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.  Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5.    Taxes.    The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as may be appropriate.

6.    Executive’s General Release of Claims. In exchange for the severance payments and benefits described in Section 2 of this Agreement, Executive knowingly and voluntarily releases Interpace Diagnostics Group, Inc., and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement, including any claim for attorneys’ fees, relating to or arising out of Executive’s employment with the Company. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.

Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties with respect to Executive’s employment with the Company and/or any other aspect of Executive’s employment with the Company and Executive’s termination, including, but not limited to all claims under:

•	The Age Discrimination in Employment Act;

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);

•	The Genetic Information Nondiscrimination Act;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act;

•	The Occupational Safety and Health Act;

•	The Workers Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Uniformed Services Employment and Reemployment Rights Act;

•	Employee Polygraph Protection Act;

•	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);

•	The New Jersey Law Against Discrimination;

•	The New Jersey Civil Rights Act;

•	The New Jersey Family Leave Act;

•	The Millville Dallas Airmotive Plant Job Loss Notification Act;

•	The New Jersey Conscientious Employee Protection Act;

•	The New Jersey Equal Pay Law;

•	The New Jersey Occupational Safety and Health Law;

•	The New Jersey Smokers’ Rights Law;

•	The New Jersey Genetic Privacy Act;

•	The New Jersey Fair Credit Reporting Act;

•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

•	other federal, state or local law equal employment opportunity or other laws, regulations, or ordinances;

•	breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress;

•	common law wrongful discharge from employment; and

•	any other duty or obligation of any kind or description to the fullest extent permissible by law.

Executive does not waive or release: (1) his right to enforce or challenge this Agreement and General Release; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement); (4) rights or claims which cannot lawfully be released; (5) any right to defense or indemnification based upon Executive’s past conduct within the course and scope of Executive’s duties for the Company that Executive may have whether based on Company bylaws, state law, or insurance policy; and (6) rights or claims arising after the date Executive signs this Agreement.

    Executive represents that as of the date he signs this Agreement and General Release, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.

Executive represents that, as of the date he signs this Agreement, he has not filed any charge, complaint, claim, or action with any court, organization, governmental entity, or administrative agency against the Company, or any of the other Released Parties.

7.     The Company’s General Release of Claims. In exchange for the mutual promises contained herein, the Company, and its parent corporations and subsidiaries knowingly and voluntarily releases Executive and his heirs and legal representatives from any and all claims, known and unknown, resulting from anything which has happened up to the date Company signs this Agreement arising out of Executive’s service to the Company or the termination thereof, including any claim for attorneys’ fees. The foregoing will not be deemed to release Executive from claims (a) to enforce this Agreement and General Release, (b) claims arising from acts or omissions by Executive that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Company’s Board of Directors prior to the date hereof upon reasonable inquiry).

    8.     Restrictive Covenants and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and will remain subject to the confidentiality and non-solicitation covenants contained in the Confidentiality, Non-Competition, and Non-Solicitation Agreement signed by Executive on October 14, 2014 (the “Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation and Rights to Intellectual Property Agreement”), which is incorporated by reference herein. The Company agrees that the non-competition provision contained in Section 7 of the Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation and Rights to Intellectual Property Agreement shall be limited to any person, firm, partnership, association, corporation or other business entity, which competes or performs services which are substantially similar to the Company’s regarding molecular diagnostics with respect to thyroid, pancreatic and/or Barrett’s Esophagus testing.

Executive represents that Executive has returned all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

9.    Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

10.    Severability. Should any provision or part of any provision of this Agreement be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement and General Release will remain in full force and effect.

11.    No admission of Wrongdoing and Attorneys’ Fees. Neither Party, by signing this Agreement, admits to any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and no Party shall be deemed a prevailing Party for any purpose.

12.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Executive and the Company.

13.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement and General Release supersedes and replaces any and all prior agreements or understandings between Executive and the Company, except the Confidentiality, Non-Competition, and Non-Solicitation Agreement which shall survive and continue to remain in full force and effect, except as modified by this Agreement. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

14.    Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement.

15.    ADEA Waiver.

Executive acknowledges that he is releasing claims arising under the Age Discrimination in Employment Act (“ADEA”). To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), the Company and Executive agree as follows:

a.	Executive represents that he has carefully read and fully understands the terms of this Agreement and General Release.

b.	Executive is advised to consult with an attorney before signing this Agreement and General Release.

c.	Executive acknowledges and understands that he has had forty-five (45) days to consider this Agreement and General Release.

d.
Executive represents that he has taken as much time as necessary to consider whether to sign this Agreement and General Release and has chosen to sign this Agreement and General Release freely, knowingly, and voluntarily.

e.
For a seven (7) day period after Executive signs this Agreement and General Release, Executive may revoke this Agreement and General Release by delivering a written revocation to Maureen Fischer Interpace Diagnostic Group Inc., Morris Corporate Center, 1 Interpace Parkway, Parsippany, NJ 07054. The revocation must be personally delivered to Maureen Fischer or mailed to Maureen Fischer and postmarked within seven (7) days of the date Executive signs this Agreement and General Release. This Agreement and General Release will not become effective or enforceable until after the end of this revocation period.

f.
Employee acknowledges that he/she has received the listing of ages and job titles of employees who were and were not selected for termination and for the December 2015 Sale of PDI, Inc. Reduction In Force and Release Program as outlined in Exhibit A attached to this Agreement and General Release.

16.    Agreement is Joint Product. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any Party on the ground of sole authorship. This Agreement may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.

17.     Counterparts. This Agreement may be executed in counterparts, each being deemed an original document. This Agreement shall be binding upon the execution and delivery by facsimile or email by all Parties to this Agreement as if the same were manually executed and delivered by such Parties. The Parties agree to promptly deliver to each other original executed counterparts of this Agreement.
18.    Assignment.    Neither Party may assign such Party’s rights or obligations hereunder without the prior written consent of the other Party.

19.    No Waiver. No waiver by any Party hereto of any breach of this Agreement by any other Party shall operate or be construed as a waiver of any other or subsequent breach.

20.    Non-Disparagement. Executive agrees that he will not make any defamatory remarks about the Company or its officers, directors, employees, or predecessor or successor corporations. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not make any defamatory remarks about Executive. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

EXECUTIVE	Interpace Diagnostics Group, Inc.

/s/ Graham Miao	/s/ Jack E. Stover
Graham Miao	Jack E. Stover,
Interim President and Chief Executive

Date: March 25, 2016	Date: March 28, 2016